January 24, 2012

First Busey Announces 2011 Fourth Quarter Earnings and Full Year Results

Champaign, IL – (Nasdaq: BUSE)

Message from our President & CEO

First Busey Corporation’s net income for the year ended December 31, 2011 was $29.9 million and net income available to common stockholders was $24.5 million, or $0.29 per fully-diluted common share, as compared to net income of $23.2 million and net income available to common stockholders of $18.1 million, or $0.27 per fully-diluted common share, for the year ended December 31, 2010.  Growth in earnings for the year was driven by improved asset quality which allowed us to reduce the Company’s loan loss provision expense by $22.0 million from 2010.

We made great strides in 2011; we strengthened our balance sheet and increased our net income.  On August 25, 2011, the Company announced that it had exited the Troubled Asset Relief Program and issued approximately $72.6 million in preferred stock to the U.S. Department of the Treasury through the Small Business Lending Fund.  As a participant in the Small Business Lending Fund, we will strive to further enhance our business lending efforts, especially to qualifying small businesses.  At the end of the fourth quarter of 2011, the bank continued to exceed the capital adequacy requirements to be considered “well-capitalized” under the regulatory guidance.

Tangible Common Equity (TCE) strengthened to $306.5 million at December 31, 2011 from $304.2 million at September 30, 2011 and $256.2 million at December 31, 2010.  As a percentage of Tangible Assets, TCE expanded upward to 9.09% at December 31, 2011 from 9.05% at September 30, 2011 and 7.17% at December 31, 2010.

Net income for the fourth quarter of 2011 was $5.7 million and net income available to common stockholders was $4.5 million, or $0.05 per fully-diluted common share, as compared to net income of $7.3 million and net income available to common stockholders of $6.0 million, or $0.09 per fully-diluted common share, for the comparable period in 2010.  This decrease in net income resulted in part from increased spending on salaries and wages during the quarter.  We expect this trend of increased spending to continue in 2012, as we begin our efforts to spur organic growth by investing in our existing employees and adding new talent to our organization.  Earnings per fully-diluted common share in comparison to the prior year were also impacted by an increase of $7.5 million in common stock related to a December 2010 capital raise, and the subsequent conversion of preferred stock to common in March 2011.

On January 27, 2012, we will pay a cash dividend of $0.04 per common share to stockholders of record as of January 20, 2012.

    Asset Quality:  Our non-performing loans at December 31, 2011 demonstrated consistent improvement for the eighth consecutive quarter.  In addition, they are down significantly from the peak at September 30, 2009, when non-performing loans totaled $172.5 million and the allowance for loan losses to non-performing loans ratio was
    69.58%.  We take great pride in the past and continued efforts to move these metrics toward optimal levels.  We expect continued gradual improvement in our overall asset quality during 2012; however, this continues to be dependent upon market specific economic conditions.  The key metrics are as follows:

•	Non-performing loans decreased to $38.5 million at December 31, 2011 from $42.9 million at September 30, 2011 and $68.1 million at December 31, 2010.

o	Illinois non-performing loans decreased to $23.0 million at December 31, 2011 from $25.3 million at September 30, 2011 and $38.3 million at December 31, 2010.
o	Florida non-performing loans decreased to $10.8 million at December 31, 2011 from $13.2 million at September 30, 2011 and $23.8 million at December 31, 2010.
o	Indiana non-performing loans slightly increased to $4.7 million at December 31, 2011 from $4.4 million at September 30, 2011, but decreased from $6.0 million at December 31, 2010.

•	Loans 30-89 days past due decreased to $4.7 million at December 31, 2011 from $8.2 million at September 30, 2011 and $23.5 million at December 31, 2010.
•	Other non-performing assets decreased to $8.5 million at December 31, 2011 from $11.6 million at September 30, 2011 and $9.2 million at December 31, 2010.
•	The ratio of non-performing assets to total loans plus other real estate owned at December 31, 2011 decreased to 2.28% from 2.58% at September 30, 2011 and 3.25% at December 31, 2010.
•	The allowance for loan losses to non-performing loans ratio increased to 151.91% at December 31, 2011 from 148.73% at September 30, 2011 and 111.64% at December 31, 2010.
•	The allowance for loan losses to total loans ratio decreased to 2.85% at December 31, 2011 compared to 3.04% at September 30, 2011 and 3.21% at December 31, 2010.
•
Net charge-offs of $10.4 million recorded in the fourth quarter of 2011 remained consistent with the amount recorded in the third quarter of 2011 and were lower than the $17.4 million recorded in the fourth quarter of 2010.

•
Provision expense of $5.0 million recorded in the fourth quarter of 2011 was consistent with the amount recorded in the third quarter of 2011 and was lower than the $10.3 million recorded in the fourth quarter of 2010.

    Operating Performance:  Our net income decreased to $5.7 million in the fourth quarter of 2011 as compared to $7.6 million in the third quarter of 2011 and $7.3 million in the fourth quarter of 2010. The decline in net income was primarily related to declines in net interest income and in the gain on sales of residential mortgage loans, increased salary and wages and employee benefits, and increased other operating expenses which are summarized below:

•
Pre-provision, pre-tax (PPPT) income changes were primarily driven by the same set of factors as net income, decreasing to $13.5 million in the fourth quarter of 2011 compared to $16.7 million in the third quarter of 2011 and $21.3 million in the fourth quarter of 2010.  PPPT income for the year ended December 31, 2011 was $64.8 million compared to $74.7 million for the year ended December 31, 2010.

•
Net interest income declined to $26.5 million in the fourth quarter of 2011, compared to $27.7 million in the third quarter of 2011 and $29.4 million in the fourth quarter of 2010.  Net interest income for the year ended December 31, 2011 was $110.4 million compared to $117.2 million for the year ended December 31, 2010. The decline in net interest income for these periods was primarily related to a decline in loans, which was partially offset by reduced funding costs.  The company is focused on growing loans in the quarters ahead as discussed in the summary of the change in salary and wages and employee benefits below.

•
Other operating expenses increased to $5.4 million in the fourth quarter of 2011 compared to $4.9 million in the third quarter of 2011 and $3.5 million in the fourth quarter of 2010.  Other operating expense for the year ended December 31, 2011 were $19.7 million compared to $18.3 million for the year ended December 31, 2010.  The fourth quarter of 2010 included gains on sales of OREO of $1.7 million which represented the majority of the increase from 2010 to 2011.  The gains in 2010 reduced the level of operating expenses in 2010, which resulted in an increase on a comparative basis to current year net expenses.

Other significant operating performance items were:

•
Net interest margin decreased to 3.44% for the fourth quarter of 2011, as compared to 3.57% for the third quarter of 2011, and 3.68% for the fourth quarter of 2010. The net interest margin of 3.52% for the year ended December 31, 2011 was slightly lower than 3.58% for the year ended December 31, 2010.

•
Total revenue, net of interest expense and security gains, for the fourth quarter of 2011 was $41.3 million, compared to $42.4 million for the third quarter of 2011 and $46.6 million for the fourth quarter of 2010. Total revenue for the year ended December 31, 2011 was $169.2 million as compared to $178.9 million for the year ended December 31, 2010.

•
Total non-interest expense of $28.0 million for the fourth quarter of 2011 increased from $25.7 million recorded for the third quarter of 2011 and $25.3 million for the fourth quarter of 2010.  The increase in the fourth quarter of 2011 as compared to the comparable period in 2010 primarily related to an increase in salary and wages and other operating expenses as explained in the notes to Operating Performance. These increases were offset by a decline in regulatory expense of $1.2 million as a result of the change in the FDIC’s assessment methodology for  financial institutions.

•
The efficiency ratio increased to 64.83% for the fourth quarter of 2011 from 57.87% for the third quarter of 2011 and 51.51% for the fourth quarter of 2010. The efficiency ratio for the year ended December 31, 2011 was 59.03% as  compared to 55.91% for the year ended December 31, 2010.

•
FirsTech’s net income of $0.2 million for the fourth quarter of 2011 decreased from $0.4 million for the third quarter of 2011 and $0.3 million for the fourth quarter of 2010.  FirsTech’s net income for the year ended December 31, 2011 was $1.4 million as compared to $1.8 million for the year ended December 31, 2010.

•
Busey Wealth Management’s net income of $0.7 million for the fourth quarter of 2011 was consistent with both the third quarter of 2011 and the fourth quarter of 2010.  Busey Wealth Management’s net income for the year ended December 31, 2011 was $3.1 million as compared to $3.3 million for the year ended December 31, 2010.

    Balance sheet strength, profitability and growth – in that order.

    As indicated by our fourth quarter results, we have begun execution on our promise to invest in associates with the goal of achieving meaningful organic growth while maintaining our priorities of balance sheet strength and profitability.  Supported by new tools and techniques derived from our B5 initiative which was launched at the beginning of this year, front line associates have improved opportunities to deepen our relationship value while listening to our customers and providing appropriate solutions to their financial needs.  Traction from this initiative is evident in growth for the current year in core non-interest bearing deposits and fees for customer services.

    Through the continued application of B5 concepts and expansion of our talent base, we plan to improve penetration in our current markets and widen our sphere of influence to surrounding areas in the coming year.  We also continue to be well positioned to explore external growth opportunities.

    Capital strength, consistent delivery of positive earnings over the past eight quarters, and excellent progress in asset quality provides a solid foundation to embrace bold changes for the future.  We are diligently formulating plans to initiate significant investment in our commercial banking and cash management businesses, as well as in Busey
    Wealth Management and FirsTech, to support a diversified revenue stream.  In addition, credit and data processing support will be expanded in a consistent theme of maintaining high-quality standards to support continued balance sheet strength, while seeking efficient technology solutions to drive better business decisions.

    We believe our history of successfully serving mid-sized  communities, alongside the addition of new concepts and competencies, will provide a unique advantage to ‘out-big the small’ and ‘out-small the big’ financial industry competitors by offering customers outstanding service via the Busey Promise.  Our track record for doing what we say we’re going to do is well documented through prior period earnings reports.  We believe the combined power of investment in our people and cutting edge client support processes will lead us to build quality earning assets, and provide a solid basis for long term strength, profitability, and growth in the years ahead.

We thank our associates for their efforts, our customers for their business and you, our stockholders, for your continued support of Busey.

\s\ Van A. Dukeman

President & Chief Executive Officer

First Busey Corporation

SELECTED FINANCIAL HIGHLIGHTS
(dollars in thousands, except per share data)

		Three Months Ended			Year Ended
		December 31,	September 30,	December 31,	December 31,	December 31,
		2011	2011	2010	2011	2010
EARNINGS & PER SHARE DATA
	Net income	$ 5,746	$ 7,570	$ 7,306	$ 29,873	$ 23,230
	Income available to common stockholders1	4,512	6,521	5,984	24,531	18,060
	Revenue2	41,318	42,445	46,623	169,238	178,886
	Fully-diluted earnings per share	0.05	0.08	0.09	0.29	0.27
	Cash dividends paid per share	0.04	0.04	0.04	0.16	0.16

	Net income by operating segment
	Busey Bank	$ 5,520	$ 7,068	$ 7,008	$ 28,504	$ 21,230
	Busey Wealth Management	678	749	710	3,095	3,283
	FirsTech	184	381	299	1,437	1,821

AVERAGE BALANCES
	Assets	$ 3,394,410	$ 3,420,878	$ 3,548,171	$ 3,473,414	$ 3,648,831
	Earning assets	3,108,069	3,138,274	3,227,207	3,186,956	3,327,677
	Deposits	2,768,045	2,769,255	2,930,644	2,814,191	3,026,788
	Interest-bearing liabilities	2,483,787	2,505,838	2,723,625	2,552,794	2,831,769
	Stockholders’ equity – common	334,179	331,387	237,485	320,315	233,152
	Tangible stockholders’ equity – common	296,924	293,243	196,616	281,740	190,744

PERFORMANCE RATIOS
	Return on average assets3	0.53%	0.76%	0.67%	0.71%	0.49%
	Return on average common equity3	5.36%	7.81%	10.00%	7.66%	7.75%
	Return on average tangible common equity3	6.03%	8.82%	12.07%	8.71%	9.47%
	Net interest margin3	3.44%	3.57%	3.68%	3.52%	3.58%
	Efficiency ratio4	64.83%	57.87%	51.51%	59.03%	55.91%
	Non-interest revenue as a % of total revenues2	35.92%	34.68%	36.92%	34.77%	34.51%

ASSET QUALITY
	Gross loans	$ 2,051,344	$ 2,099,314	$ 2,368,777
	Allowance for loan losses	58,506	63,915	76,038
	Net charge-offs	10,409	10,414	17,360	37,532	66,141
	Allowance for loan losses to loans	2.85%	3.04%	3.21%
	Allowance as a percentage of non-performing loans	151.91%	148.73%	111.64%
	Non-performing loans
	Non-accrual loans	38,340	41,987	65,486
	Loans 90+ days past due	173	986	2,618
	Geographically
	Downstate Illinois/ Indiana	27,748	29,733	44,281
	Florida	10,765	13,240	23,823
	Loans 30-89 days past due	4,712	8,247	23,477
	Other non-performing assets	8,452	11,577	9,160

1	Net income available to common stockholders, net of preferred dividend and TARP discount accretion
2	Net of interest expense, excludes security gains
3	Quarterly ratios annualized and calculated on net income available to common stockholders
4	Net of security gains and intangible charges

Condensed Consolidated Balance Sheets
(Unaudited, in thousands, except per share data)	December 31,	September 30,	December 31,
	2011	2011	2010
Assets
Cash and due from banks	$315,053	$289,144	$418,965
Investment securities	831,749	795,403	599,459
Net loans, including loans held for sale	1,992,838	2,035,399	2,292,739
Premises and equipment	69,398	70,179	73,218
Goodwill and other intangibles	36,704	37,589	40,242
Other assets	156,380	165,171	180,380
Total assets	$3,402,122	$3,392,885	$3,605,003

Liabilities & Stockholders' Equity
Non-interest bearing deposits	$503,118	$467,775	$460,661
Interest-bearing deposits	2,260,336	2,288,686	2,455,705
Total deposits	$2,763,454	$2,756,461	$2,916,366

Securities sold under agreements to repurchase	127,867	129,905	138,982
Long-term debt	19,417	19,834	43,159
Junior subordinated debt owed to unconsolidated trusts	55,000	55,000	55,000
Other liabilities	27,117	24,219	30,991
Total liabilities	$2,992,855	$2,985,419	$3,184,498
Total stockholders' equity	$409,267	$407,466	$420,505
Total liabilities & stockholders' equity	$3,402,122	$3,392,885	$3,605,003

Per Share Data
Book value per common share	$3.89	$3.87	$3.65
Tangible book value per common share1	$3.46	$3.43	$3.14
Ending number of common shares outstanding	86,617	86,597	79,100

1Total common equity less goodwill and other intangibles divided by shares outstanding as of period end

Condensed Consolidated Statements of Operations
(Unaudited, in thousands, except per share data)	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010

Interest and fees on loans	$26,867	$32,954	$114,791	$138,860
Interest on investment securities	4,362	4,085	18,028	17,323
Total interest income	$31,229	$37,039	$132,819	$156,183

Interest on deposits	4,124	6,170	18,660	32,714
Interest on short-term borrowings	78	156	405	640
Interest on long-term debt	230	617	1,442	2,930
Junior subordinated debt owed to unconsolidated trusts	319	685	1,919	2,748
Total interest expense	$4,751	$7,628	$22,426	$39,032

Net interest income	$26,478	$29,411	$110,393	$117,151
Provision for loan losses	5,000	10,300	20,000	42,000
Net interest income after provision for loan losses	$21,478	$19,111	$90,393	$75,151

Trust fees	3,892	3,473	15,657	14,231
Commissions and brokers' fees	443	447	1,858	1,756
Fees for customer services	4,438	4,466	17,914	16,592
Remittance processing	2,077	2,233	9,196	9,349
Gain on sales of loans	3,501	6,146	10,945	16,130
Net security gains (losses)	172	(7)	170	1,018
Other	489	447	3,275	3,677
Total non-interest income	$15,012	$17,205	$59,015	$62,753

Salaries and wages	12,666	10,948	43,344	41,219
Employee benefits	2,137	2,024	9,896	9,693
Net occupancy expense	2,135	2,188	8,897	9,135
Furniture and equipment expense	1,319	1,360	5,277	5,962
Data processing expense	2,210	2,122	8,635	7,977
Amortization expense	885	1,021	3,538	4,088
Regulatory expense	457	1,676	4,109	6,978
OREO expense	733	429	1,192	1,872
Other operating expenses	5,449	3,520	19,677	18,286
Total non-interest expense	$27,991	$25,288	$104,565	$105,210

Income before income taxes	$8,499	$11,028	$44,843	$32,694
Income taxes	2,753	3,722	14,970	9,464
Net income	$5,746	$7,306	$29,873	$23,230
Preferred stock dividends and discount accretion	$1,234	$1,322	$5,342	$5,170
Income available to common stockholders	$4,512	$5,984	$24,531	$18,060

Per Share Data
Basic earnings per common share	$0.05	$0.09	$0.29	$0.27
Fully-diluted earnings per common share	$0.05	$0.09	$0.29	$0.27
Diluted average common shares outstanding	86,610	66,503	85,312	66,397

Corporate Profile

First Busey Corporation is a $3.4 billion financial holding company headquartered in Champaign, Illinois. Busey Bank, First Busey Corporation’s wholly-owned bank subsidiary, is headquartered in Champaign, Illinois and has thirty-three banking centers serving downstate Illinois, a banking center in Indianapolis, Indiana, and seven banking centers serving southwest Florida.  Busey Bank had total assets of $3.3 billion as of December 31, 2011.

Busey Wealth Management is a wholly-owned subsidiary of First Busey Corporation. Through Busey Trust Company, Busey Wealth Management delivers trust, asset management, retail brokerage and insurance products and services. As of December 31, 2011, Busey Wealth Management managed approximately $3.8 billion in assets.

First Busey Corporation owns a retail payment processing subsidiary, FirsTech, Inc., which processes over 22 million transactions per year through online bill payments, lockbox processing and walk-in payments through its 3,100 agent locations in 38 states.

Busey Bank provides electronic delivery of financial services through its website, www.busey.com.

Contact:
David B. White, CFO
217-365-4047

Special Note Concerning Forward-Looking Statements
This document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of any future terrorist threats or attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.